Exhibit 5.2

[NOVA Chemicals Corporation]

December 22, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sirs:

Re: NOVA Chemicals Corporation ("NOVA Chemicals")

        I consent to the reference to my name and titles under the caption "Legal Matters" and to my opinion under the caption "Description of the New Notes — Enforceability of Judgments" in the Registration Statement on Form F-10, including the Prospectus constituting a part thereof, relating to the registration of up to U.S. $400,000,000 of Debt Securities, to be filed with the United States Securities and Exchange Commission on or about December 22, 2005, as originally filed and as subsequently amended or supplemented.

Yours truly,

/s/ JACK S. MUSTOE Jack S. Mustoe Senior Vice President, Legal, General Counsel and Corporate Secretary